UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 15, 2009 (October 9, 2009)

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On October 9, 2009, Golden Gate Captive Insurance Company (“Golden Gate”), an indirect wholly-owned subsidiary of Protective Life Corporation (“Protective”), entered into a Surplus Note Purchase Agreement, dated as of October 9, 2009 (the “Surplus Note Purchase Agreement”), with Long Island International Limited (“Long Island International”), pursuant to which Golden Gate purchased from Long Island International $450 million in aggregate principal amount of Golden Gate’s outstanding Series A Floating Rate Surplus Notes due 2037 (“Series A Surplus Notes”).  On October 15, 2009, Golden Gate also entered into a Note Sale Agreement, dated as of October 15, 2009 (the “Note Sale Agreement”), with Dr. Michael Frege, in his capacity as insolvency administrator of Lehman Brothers Bankhaus AG (“Lehman Bankhaus”), pursuant to which Golden Gate purchased from Lehman Bankhaus $350 million in aggregate principal amount of Golden Gate’s outstanding Series A Surplus Notes.  The $800 million in aggregate principal amount of Series A Surplus Notes were repurchased from Long Island International and Lehman Bankhaus for an aggregate purchase price of $667 million plus accrued and unpaid interest.  The repurchase transactions are expected to result in an estimated pre-tax gain for Protective of $126 million (after the Company’s write-off of the unamortized issuance expenses of approximately $7 million associated with the original issuance of the repurchased Series A Surplus Notes), or $0.94 per diluted share of Protective’s common stock, to be recognized by Protective in the fourth quarter of 2009.  Golden Gate reinsures certain policy liabilities of Protective’s existing insurance affiliates, primarily related to level premium term life products.

Golden Gate repurchased the Series A Surplus Notes from Long Island International and Lehman Bankhaus with the proceeds from Golden Gate’s sale to Protective of $800 million aggregate principal amount of newly issued surplus notes.  Golden Gate has cancelled the repurchased Series A Surplus Notes.  As a result of these repurchase transactions, Protective is the sole holder of Golden Gate’s outstanding surplus notes.  Golden Gate intends to pay to Protective Life Insurance Company, Golden Gate’s immediate parent company and a wholly-owned subsidiary of Protective, a dividend in the amount of $133 million, which represents the difference between the $800 million in proceeds received by Golden Gate from its sale of the newly issued surplus notes to Protective and the $667 million aggregate purchase price paid by Golden Gate to repurchase the Series A Surplus Notes.

Long Island International is an affiliate of Barclays Bank PLC, Barclays Capital Inc. and Barclays Global Investors, NA.  Barclays Bank PLC is one of the lenders under, and is a co-documentation agent with respect to, Protective’s $500 million credit facility.  Barclays Capital Inc. served as an underwriter in Protective’s registered offerings of 7.375% senior notes due 2019, 8.450% senior notes due 2039 and 8.00% senior notes due 2024.  Additionally, based on a Schedule 13G filed with the SEC on February 5, 2009, as of December 31, 2008, Barclays Global Investors, NA and its affiliates may be deemed the beneficial owner of 4,808,986 shares of Protective’s common stock, constituting approximately 6.87% of Protective’s outstanding common stock on such date.

A press release concerning, among other things, the repurchase by Golden Gate of the Series A Surplus Notes is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Protective Life Corporation dated October 15, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE LIFE CORPORATION
/s/ Steven G. Walker
Steven G. Walker
Senior Vice President, Controller and Chief Accounting Officer

Dated: October 15, 2009

INDEX TO EXHIBITS

Exhibit Number	Exhibit

99.1	Press Release of Protective Life Corporation dated October 15, 2009